Exhibit 99.1

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

Energy Partners, Ltd. Announces Name Change to EPL Oil & Gas, Inc.

New Orleans, Louisiana, September 4, 2012…Energy Partners, Ltd. (EPL or the Company) (NYSE:EPL) today announced that it has changed its name to EPL Oil & Gas, Inc. The Company’s name change became effective on September 1, 2012, as set out in a filing with the Delaware Secretary of State. The common stock of the Company will continue to be listed on the New York Stock Exchange under the ticker symbol “EPL.” Along with the name change, the Company has adopted a new logo and updated its website (www.eplweb.com), and, starting September 1st, all business activity will be conducted under the new name and logo.

Gary Hanna, the Company’s President and CEO, commented, “This change in our name reinforces the transformation we have made in the recent years. For some time, we have generally been referred to as “EPL” in the industry, so this was a natural next step. The name change also eliminates any possible confusion as to our status as a corporation, as opposed to an MLP. This new name allows us to promote that awareness and gives us a fresh perspective as we continue our focused acquire and exploit strategy in the Gulf of Mexico and gulf coast region.”

The new EPL Oil & Gas, Inc. company logo can be viewed at http://www.globenewswire.com/newsroom/prs/?pkgid=14500.

Description of the Company

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana, and Houston, Texas. The Company’s operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Chief Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL “expects,” “believes,” “plans,” “projects,” “estimates” or “anticipates” will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: stock market conditions; the trading price of EPL’s common stock; cash demands caused by planned and unplanned capital expenditures; changes in general economic conditions; uncertainties in reserve and production estimates; unanticipated recovery or production problems; hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; changes in legislative and regulatory requirements concerning safety and the environment as they relate to operations; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; drilling and operating risks; our ability to replace oil and gas reserves; risks and liabilities associated with properties acquired in acquisitions; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/).

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